UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2005

EXCELLIGENCE LEARNING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-32613	77-0559897
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Lower Ragsdale Drive, Monterey, California	93940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (831) 333-2000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On September 13, 2005, the Company’s Employment Agreement with Diane Kayser terminated upon her resignation as the Chief Financial Officer of the Company. The Employment Agreement was dated June 18, 2004, and a copy was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004. The Employment Agreement provided for Ms. Kayser to serve as Chief Financial Officer of the Company through July 11, 2006 with an annual base salary of $225,000, a guaranteed annual bonus of 25% of her base salary and a potential additional discretionary annual bonus of 25% of her base salary. The Employment Agreement also provided that Ms. Kayser was entitled to options to purchase up to 50,000 shares of Common Stock under the Company’s 2001 Stock Option and Incentive Plan. Under the Employment Agreement, if Ms. Kayser’s employment with the Company had been terminated by the Company for any reason other than cause or Ms. Kayser’s death or disability, the Company would have been required to pay Ms. Kayser at least her base salary in effect at the time of the termination through July 11, 2006.

On September 13, 2005, the Company entered into a Separation Agreement with Diane Kayser in connection with her resignation as the Company’s Chief Financial Officer. The Separation Agreement confirms the termination of her Employment Agreement, as described above. The Company has agreed to pay Ms. Kayser a total severance of $120,000, payable in the following three installments: 25% in September 2005; 25% in October 2005; and the remaining 50% in January 2006. The Separation Agreement also cancels all of Ms. Kayser’s unvested options to purchase the Company’s common stock and provides for a mutual release of claims between the Company and Ms. Kayser.

Item 1.02.	Termination of a Material Definitive Agreement.

(a) On September 13, 2005, the Company’s Employment Agreement with Diane Kayser terminated upon her resignation as the Chief Financial Officer of the Company. The disclosure describing the termination of Ms. Kayser’s agreement under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2005	EXCELLIGENCE LEARNING CORPORATION

	By:	/s/ Ronald Elliot
	Name:	Ronald Elliot
	Title:	Chief Executive Officer